Exhibit 99.3

Report of Independent Auditors

To the KEYMILE GmbH, Hannover

We have audited the accompanying consolidated financial statements of KEYMILE GmbH, Hannover, and its subsidiaries (the “Group”), which comprise the consolidated balance sheet as of December 31, 2018 and the related consolidated statements of comprehensive loss, shareholder’s equity and cash flows for the year ended December 31, 2018, including the related notes.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Group's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

As discussed in Note 1, the accompanying consolidated financial statements are not presented in accordance with IFRS 1, First-time adoption of International Financial Reporting Standards, as they do not include comparative figures or required transition disclosures, which constitute departures from International Financial Reporting Standards as issued by the International Accounting Standards Board.

Qualified Opinion

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KEYMILE GmbH and its subsidiaries as of December 31, 2018 and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Hannover, Germany

March 18, 2019

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Jens Wedekind	/s/ ppa. Michael Meseberg
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

KEYMILE GmbH

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2018

–ASSETS–
NON-CURRENT ASSETS:	Note
Property, plant and equipment, net	16	€729,710
Intangible assets, net	17	7,975,712
Other financial assets	18	3,086,072
Other assets, non-current	19	142,317
Deferred tax assets	15	111,950
TOTAL NON-CURRENT ASSETS		12,045,761

CURRENT ASSETS:
Inventories	20	€8,124,487
Trade receivables, net	21	5,952,679
Other assets	19	633,865
Related party receivables	31	21,970
Income tax receivables	15	40,472
Cash	22	6,212,082
TOTAL CURRENT ASSETS		20,985,555

TOTAL ASSETS		€33,031,316

– EQUITY AND LIABILITIES –
EQUITY:
Share capital	23	€25,000
Retained earnings		3,333,879
Accumulated other comprehensive loss	23	(7,877,183)
TOTAL STOCKHOLDERS’ EQUITY		€(4,518,304)

NON-CURRENT LIABILITIES:
Employee benefit obligation	24	€14,132,781
Other non-current provisions	26	100,067
TOTAL NON-CURRENT LIABILITIES		14,232,848

CURRENT LIABILITIES:
Related party loan	25	€4,032,603
Trade payables	29	2,883,041
Contract liabilities	27	318,214
Other liabilities	28	2,420,776
Dividends payable	31	12,928,088
Provisions	26	726,778
Income tax liabilities	15	7,272
TOTAL CURRENT LIABILITIES		23,316,772

TOTAL LIABILITIES		€37,549,620

TOTAL EQUITY AND LIABILITIES		€33,031,316

The following notes are an integral part of the consolidated financial statements.

KEYMILE GmbH

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2018

	Note
Revenue	8	€42,777,261
Cost of Sales	9,10,11	(25,786,706)

Gross Profit		16,990,555

Other income	13	1,665,963
Research and development costs	9,10,11	(5,612,426)
Selling costs	9,10,11	(6,652,327)
Administrative expenses	9,10,11	(5,237,939)
Other expenses	12	(1,063,170)

Operating profit		90,656

Finance expenses	14	(353,293)
Finance income	14	780,780
Finance income, net		427,487

Profit before income tax		518,143

Income tax expense	15	(491,960)

Net profit		€26,183

OTHER COMPREHENSIVE LOSS:
Items that may be reclassified to profit or loss
Foreign currency translation		€(639,582)
Items that may be reclassified to profit or loss, net		(639,582)

Items that will not be reclassified to profit or loss
Remeasurements of post-employment benefit obligations	24	(24,624)
Income tax relating to this item	15	8,031
Items that will not be reclassified to profit or loss, net		(16,593)

Other comprehensive loss, net of tax		(656,175)

Total comprehensive loss for the period		€(629,992)

The following notes are an integral part of the consolidated financial statements.

KEYMILE GmbH

CONSOLIDATED STATEMENT OF SHAREHOLDER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018

					Accumulated other comprehensive loss
	Note	Share Capital	Additional paid-in Capital	Retained earnings	Foreign currency translation	Remeasurement of post-employment benefits	Total
Balance at January 1, 2018		€25,000	€50,175,000	€16,541,839	€(3,744,746)	€(3,476,262)	€59,520,831
Profit transfer agreement	23, 31			(13,234,143)			(13,234,143)
Distribution of additional paid in capital to shareholder	23, 31		(50,175,000)				(50,175,000)
Net profit				26,183			26,183
Other comprehensive loss					(639,582)	(16,593)	(656,175)
Total comprehensive loss				26,183	(639,582)	(16,593)	(629,992)
Balance at December 31, 2018		€25,000	€-	€3,333,879	€(4,384,328)	€(3,492,855)	€(4,518,304)

The following notes are an integral part of the consolidated financial statements.

KEYMILE GmbH

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED December 31, 2018

	Note
OPERATING ACTIVITIES:
Net profit		€26,183
Adjustments:
Depreciation and amortization	11	4,241,611
Interest result		180,030
Income taxes	15	491,960
Non-cash items		–
Gains from sale of property, plant and equipment		(2,297)
Income from other investments/sale of other investments		(477,099)
Foreign exchange effects from non-monetary items		(204,553)
Change in other assets, non-current		270,794
Change in other provisions, non-current		(340,105)
Change in inventory		(654,453)
Change in trade and other assets		7,851,598
Change in trade and other payables and provisions	26,29	(6,736,928)
Income taxes paid		(944,847)
Interest received		109,983
Net cash inflow (outflow) from operating activities		3,811,877

INVESTING ACTIVITIES:
Payments for property, plant and equipment		(358,373)
Payments for intangible assets	17	(2,237,753)
Proceed from sale of property, plant and equipment		28,281
Dividends from investments		124,935
Proceeds from sale and liquidation of investments		395,911
Net cash outflow from investing activities		(2,046,999)

FINANCING ACTIVITIES:
Repayment of additional paid in capital	31	(30,875,411)
Repayment of related party loan	31	(7,000,000)
Repayment of borrowings to shareholder	31	(5,858,740)
Payments due to profit transfer agreement	31	(3,529,719)
Interest paid on related party loan	31	(5,130,687)
Interest paid on bank loans		(29,971)
Net cash outflow from financing activities		(52,424,528)

Net decrease in cash		€(50,659,650)

Cash at the beginning of the year		57,285,803
Effects of exchange rate changes on cash		(414,071)
Cash at the end of the year	22	€6,212,082

The following notes are an integral part of the consolidated financial statements.

Notes to the consolidated financial statements for the financial year 2018

1. Reporting entity and purpose of these financial statements

These financial statements pertain to KEYMILE GmbH, Hannover (the “Parent”) and its four consolidated subsidiaries (collectively referred to as “the Group”). The Group has its headquarters at Wohlenbergstrasse 3, 30179 Hannover, Germany. As of December 31, 2018, all subsidiaries are fully-owned by KEYMILE GmbH.

The subsidiaries consolidated within the Group are as follows:

-KEYMILE Networks GmbH, Hannover, Germany

-KEYMILE Sp.z o.o., Warsaw, Poland

-KEYMILE Ltd., Hertford, Great Britain

-KEYMILE Ltda., Rio de Janeiro, Brazil

KEYMILE is a leading solution provider and manufacturer of telecommunication systems for broadband access. The Group develops and manufactures innovative data transmission systems under the “KEYMILE” brand. In 2017, the Group disposed of its MCS business in 2017 through a sale to ABB Ltd. (ABB). Following the sale of MCS, the Group concentrates on providing broadband systems and support services, in addition to providing post-divestiture support to ABB.

Effective January 3, 2019, DASAN Zhone Solutions, Inc., Delaware, USA (DZS Group) became the sole shareholder of the KEYMILE Group. The purpose of these financial statements is to meet the reporting requirements of Rule 8-04 of Regulation S-X of the Securities and Exchange Commission (SEC). As a result, these financial statements do not include comparative figures or required transition disclosures, which constitute departures from International Financial Reporting Standards as issued by the International Accounting Standards Board.

The consolidated financial statements were approved on March 18, 2019 by the management board of the Group.

2. Principles of preparing financial statements

2.1 First-time adoption of IFRS

These are the Group’s first financial statements for the consolidated Group KEYMILE GmbH and its subsidiaries. The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”). The Group has adopted IFRS as issued by IASB for the annual period beginning on January 1, 2017. In accordance with IFRS 1, First-time adoption of International Financial Reporting Standards (“IFRS 1”), the Group’s transition date to IFRS is January 1, 2017.

Prior to the sale of DZS Group, KEYMILE GmbH and its subsidiaries consolidated into Riverside KM Beteiligung GmbH. The results of KEYMILE Group were historically included in the consolidated financial statements of Riverside KM Beteiligung GmbH.  During 2018, KEYMILE Group underwent a legal entity restructuring in order to effectuate its sale to DZS Group. As part of the restructuring, KEYMILE GmbH liquidated its subsidiaries in Singapore (KEYMILE Asia Pte. Ltd.) and Hungary (KEYMILE Kft.), in addition to transferring its ownership interest in its Russian subsidiary (KEYMILE LLC) to Riverside KM Beteiligung GmbH. The accounting policies used to prepare these consolidated financial statements is consistent with those previously used to prepare the Riverside KM Beteiligung GmbH financial statements. Further, the carrying amounts reported in these financial statements for KEYMILE Group are comparable to those that would be included in Riverside KM Beteiligung GmbH’s consolidated financial statements.

As the Group did not previously prepare any consolidated financial statements, no reconciliation of equity according to IFRS 1 is required for the purpose of these consolidated financial statements. The Group did not apply any optional exemptions from retrospective application of IFRS, aside from the exclusion of comparative periods per SEC Rule 8-04.

2.2 Basis of presentation

The consolidated financial statements have been prepared on the historical cost basis, except for certain assets and liabilities as separately stated in Note 3 “Significant accounting policies”. The consolidated financial statements were prepared under the assumption that the business will continue as a going concern. All figures are presented in Euro, which is the functional currency of the Parent.

3. Significant accounting policies

The following accounting principles have been applied consistently to all Group member companies.

3.1 Foreign currency

Foreign currency transactions are translated into the functional currency using the spot exchange rate at the transaction date. Foreign currency monetary items are translated into the functional currency using the exchange rate as of the end of the reporting period. Non-monetary items measured at historical cost in foreign currencies are translated into the functional currency using the exchange rates at the transaction date. Non-monetary items measured at fair value that are denominated in foreign currencies are translated into the functional currency using the exchange rates at the date when the fair value is measured. Exchange differences arising from the translation or settlement are recognized in profit or loss, except for those recognized in other comprehensive loss.

3.2 Property, plant and equipment

Tangible assets, which are in use for more than one year by the Group, are recognised at cost of acquisition and/or manufacture less accumulated depreciation and impairment charges. Depreciation is calculated using the straight-line method based on each asset’s anticipated useful life. The anticipated useful lives are as follows:

Buildings	5 to 25 years
Technical equipment and machinery	3 to 7 years
Other equipment, furniture and fixtures	2 to 20 years

Methods of depreciation, useful lives and residual book values are reviewed annually.

3.3 Intangible assets

Individually acquired intangible assets are recognised at cost less accumulated amortization. Intangible assets arising from business combinations (IFRS 3) are recognised at fair value at date of acquisition.

Expenses arising from product development and product maintenance of the Group are generally expensed at the time they occur. Certain internal development expenditures, including personnel costs, for individually identifiable products for sale or internal use are capitalized when the following criteria are met:

-	Demonstrated technical feasibility,
-	Sufficient management intention and resources to complete development,
-	Ability exists to use or sell the product and generate probable future economic benefit, and
-	Development expenditures can be reliably measured.

Except for the brand “KEYMILE” which is considered an intangible asset with unlimited operating life, all remaining intangible assets of the Group are categorized to have a limited economic (useful) life. Amortization is recorded on a straight-line basis using the following useful lives:

Patents, trademarks and other rights	3 to 5 years
Customer relations	6 to 8 years
Intellectual property rights	14 to 19 years
Capitalized technologies	3 to 14 years
Development activities	4 to 5 years

The Company accounts for amortization expense of internally developed intangibles within Research and development costs.

The Company considers the trade name “KEYMILE” to be an indefinite lived intangible asset, because there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the Company.

3.4 Impairment testing of assets

For non-financial assets other than inventories and deferred tax assets, the Group assesses whether there is any indication of impairment on each asset or the cash-generating unit to which the asset belongs at the end of each reporting period. If any indication of impairment exists, the recoverable amount of the asset or the cash-generating unit to which the asset belongs is estimated and an impairment test is performed. If the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, being the higher of fair value less cost of disposal and value in use, the assets will be subject to impairment.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually and whenever an indication of impairment exists.

3.5 Leasing

The conclusion whether an agreement includes a leasing relationship is based on the economic content of the agreement at the time of its conclusion. It requires an assessment if the fulfilment of the contractual agreement depends on the use of a certain asset or of certain assets and whether the agreement allows the right of use for the respective asset(s).

The Group leases buildings and office equipment. Payments within the scope of operating lease agreements are recorded as an expense on a straight-line basis for the duration of the contract. The average term of the Groups leases is between three and five years for office equipment and up to ten years for buildings.

As at December 31, 2018 the Group did not have any obligations from finance lease contracts.

3.6 Financial assets

As of December 31, 2018, financial assets classified as current include trade receivables and cash and cash equivalents.

Other financial assets classified as non-current as of December 31, 2018 consists entirely of a liability insurance contract, which covers the risk of default for the Group’s existing pension obligations. The carrying amount is revalued on an annual basis in order to reflect their fair value.

3.7 Inventories

Inventories are valued at the lower of cost of acquisition or manufacture and their net realizable value. Net realizable value is determined from the expected sales revenues less selling costs. The valuation of materials at their cost of acquisition is performed in accordance with IAS 2.21 on a simplified basis at their average cost of acquisition, excluding financing costs. Work in progress and finished goods are measured at cost of manufacture plus indirectly apportionable labour costs. Costs of borrowing are generally not considered.

3.8 Trade receivables

Trade receivables are amounts due from customers for goods sold or services rendered in the course of ordinary business. Their normal payment terms are within 30 days. Trade receivables are recorded at their original invoice amount (less provision for impairment) when the Group has issued an invoice and has an unconditional right to receive payment.

The Group uses the simplified approach in accordance with IFRS 9 to measure the expected credit losses. Consequently, expected credit losses are considered for all trade receivables. To measure the contingent bad debt losses, trade receivables are categorized based on common risk characteristics and days overdue.

The expected loss rates are based on payment profiles from historic revenues and their corresponding bad debt quotas during the respective reporting period. The Group regularly reviews its expected loss rates based trends in customer collectability.

3.9 Cash and cash equivalents

Cash and cash equivalents comprise cash balances and bank deposits with an original maturity of three months or less.

3.10 Pension obligations

Defined contribution and defined benefit plans are in place for active and former employees of KEYMILE GmbH and KEYMILE Networks GmbH and their surviving dependants.

3.10.1 Defined contribution pension plan

The Group makes fixed payments to external pension funds, which it recognises as current expense.

Employer contributions to defined contribution pension insurance plans, amounted to EUR 795,142 in 2018.

3.10.2 Defined benefit pension plan

The Group provides certain unfunded defined benefit pension plans to employees in Germany. These plans are frozen and no longer offered to new employees (refer to Note 24 for further information). The Group’s employee benefit obligations are determined separately for each plan by estimating the present value of future benefits that employees have earned in prior periods. The present value of the defined benefit obligation is measured using actuarial techniques and assumptions that are unbiased and mutually compatible and attributes benefits to periods in which the obligation to provide post-employment benefits arise by using the projected unit credit method in accordance with IAS 19. Given that all plans are frozen and unfunded, the Group does not have any current service costs or gains/losses from plan assets to recognize within its defined benefit obligation or pension expense.

The only component of pension expense relates to interest expense on the defined benefit obligation, which is recognized in the consolidated statement of comprehensive income as a financial expense. The interest expense is determined by multiplying the defined benefit obligation by the discount rate used to determine the defined benefit obligation. Actuarial gains and losses from changes in assumptions are included in other comprehensive loss.

3.11 Trade payables

Trade payables and other financial liabilities are recorded at their fair value.

3.12 Other provisions

Accruals are set up whenever there is an obligation to third parties that is based on an event in the past, where the extent of an obligation can be reliably estimated and a future outflow of funds is probable. Provisions with an original term of more than one year are recognised at their performance amount discounted as of the balance sheet date.

Provisions for warranties are set up for goods and services. Their extent is based on assumptions made concerning historical product warranty costs.

3.13 Revenue recognition

The Group develops, produces and sells a variety of hardware and software products to end customers. The resulting revenues are recognized as soon as control over these products is transferred to the end customer. In general, this is the case when delivery or hand-over to the customer takes place. The Group does not have any variable pricing arrangements. In addition, the Group does not regularly offer financing arrangements to its customers. Regular payment terms are 30 days.

The Group also performs various services. Revenues are recognized based on service level agreements. The client is provided with predefined support for core business as well as for rapid and qualified technical solutions in case of operational disruptions. These services are normally agreed in fixed price contracts. These revenues are realized over time reflecting that the customer is being provided with continuous and ongoing services. In case these services are paid in advance, the Group is recording a contractual liability until the services are performed. If services are generally invoiced after delivery - based on hourly or daily rates - the resulting revenues are recognized in the same period in which the services are performed.

3.14 Current and deferred tax

The tax expense for the period consists of current and deferred tax. Current and deferred taxes are recognized in profit or loss, except to the extent that it relates to components of other comprehensive loss. In these cases, the tax is recognized in other comprehensive loss.

The tax expense is measured at the amount expected to be paid to the taxation authorities, using the tax rates and tax laws enacted or substantively enacted by the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation.

Deferred income tax is provided in full, using the liability method, based on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not recognized for items arising from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred tax assets are recognized only if it is probable that future taxable income will be available to utilize those temporary differences.

The Group recognizes a deferred tax liability all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint arrangements, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. In addition, the Group recognizes a deferred tax asset for all deductible temporary differences arising from such investments to the extent that it is probable the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends to settle on a net basis.

4. Recent adopted accounting standards

IFRS 9 - Financial instruments

IFRS 9 is effective for annual periods beginning on or after January 1, 2018.

In July 2014, the IASB finalised the reform of financial instruments accounting and issued IFRS 9, which contains the requirements for a) the classification and measurement of financial assets and financial liabilities, b) impairment methodology, and c) general hedge accounting. IFRS 9 superseded IAS 39 Financial instruments.

With respect to the classification and measurement, the number of categories of financial assets under IFRS 9 has been reduced; all recognised financial assets that have been in the past within the scope of IAS 39 will be subsequently measured at either amortized cost or fair value under IFRS 9.

IFRS 9 also contains requirements for the classification and measurement of financial liabilities and derecognition requirements. Under IFRS 9, such changes are presented in other comprehensive loss. Changes in fair value attributable to a financial liability’s credit risk are not subsequently reclassified to profit or loss.

The impairment model under IFRS 9 reflects expected credit losses, as opposed to incurred credit losses under IAS 39. Under the impairment approach in IFRS 9, it is no longer necessary for a credit event to have occurred before credit losses are recognised. The amount of expected credit losses should be updated at each reporting date to reflect changes in credit risk since initial recognition.

The general hedge accounting requirements of IFRS 9 retain the three types of accounting mechanisms in IAS 39. However, greater flexibility has been introduced to the types of transactions eligible for hedge accounting.

In principle, IFRS 1 requires retrospective implementation of all accounting and evaluation methods valid as of December 31, 2018. All regulations shall be used from the first balance sheet date onwards as if they had been in place ever since. However, for first-time adopters, IFRS 9 is an exception for which according to IFRS 1.E certain transition regulations must be observed. As such, IFRS 9 is being applied by the Group only from January 1, 2018 onwards. However, the implications by applying IFRS 9 regulations were immaterial as of January 1, 2018 and for the financial year 2018 for the Group.

IFRS 15 - Revenue from contracts with customers

As a first-time adopter of IFRS 1, these consolidated financial statements are prepared in accordance with IFRS 15.

IFRS 15 establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 only covers revenue arising from contracts with customers. Under IFRS 15, a customer of an entity is a party that has contracted with the entity to obtain goods or services that are output of the entity’s ordinary activities in exchange for consideration.

The new revenue standard has a single model to account for revenue from contracts with customers. Its core principle is that an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

IFRS 15 introduces a 5-step approach to revenue recognition and measurement:

Step 1: Identify the contract with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation

Overall, the application of IFRS 15 had no material impact on the financial statements of the KEYMILE Group.

With regards to details on the policies being applied, we refer to section 3.13 “Revenue recognition”.

5. New standards and amendments issued but not yet effective

IFRS 16 - Leases

IFRS 16 is effective for annual periods beginning on or after January 1, 2019.

The IFRS 16 “Leases” adopted in January 2016 replaces IAS 17 “leasing relationship” as well as the associated interpretations (IFRIC 4, SIC-15, SIC-27). IFRS 16 Leases is effective for annual periods beginning on or after January 1, 2019. Early application is permitted if IFRS 15 is also adopted.

IFRS 16 provides a comprehensive model for the identification of lease arrangements and their treatment in the financial statements of both lessees and lessors.

A leasing contract is an arrangement that at its inception can be fulfilled only through the use of a specific asset or assets, and that conveys a right to use that asset or those assets, is a lease or contains a lease.

A lease is classified as either a finance lease or an operating lease. Lease classification depends on whether substantially all of the risks and rewards incidental to ownership of the leased asset have been transferred from the lessor to the lessee. A lessee may classify a property interest held under an operating lease as an investment property. If this is done, then the lessee accounts for that lease as if it were a finance lease, measures investment property using the fair value model and recognises a lease liability for future lease payments.

A lease of land with a building is treated as two separate leases: a lease of the land and a lease of the building; the two leases may be classified differently. In determining whether the lease of land is a finance lease or an operating lease, an important consideration is that land normally has an indefinite economic life.

Lease classification is made at inception of the lease and is not revised unless the lease agreement is modified.

The Group will apply the standard from its mandatory adoption date of January 1, 2019. The Group intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption. Right-of-use assets for property leases will be measured on transition as if the new rules had always been applied. All other right-of-use assets will be measured at the amount of the lease liability on adoption (adjusted for any prepaid or accrued lease expenses).

The Group will apply the definition of a lease and related guidance set out in IFRS 16 to all lease contracts entered into or modified on or after January 1, 2019 (whether it is a lessor or a lessee in the lease contract). In preparation for the first‑time application of IFRS 16, the Group has carried out an implementation project. The project has shown that the new definition in IFRS 16 will not change significantly the scope of contracts that meet the definition of a lease for the Group.

On initial application of IFRS 16, for all leases (except as noted below), the Group will:

a) Recognise right‑of‑use assets and lease liabilities in the consolidated statement of financial position, initially measured at the present value of the future lease payments;

b) Recognise depreciation of right‑of‑use assets and interest on lease liabilities in the consolidated statement of profit or loss;

c) Separate the total amount of cash paid into a principal portion (presented within financing activities) and interest (presented within operating activities) in the combined cash flow statement.

Lease incentives (e.g. rent‑free period) will be recognised as part of the measurement of the right‑of‑use assets and lease liabilities whereas under IAS 17 they resulted in the recognition of a lease liability incentive, amortized as a reduction of rental expenses on a straight‑line basis. Under IFRS 16, right‑of‑use assets will be tested for impairment in accordance with IAS 36 Impairment of Assets.

This will replace the previous requirement to recognise a provision for onerous lease contracts. For first-time application, the right-of-use assets are not tested for impairment. Instead, existing provisions from onerous leases are offset against the corresponding right-of-use assets.

For short term leases (lease term of 12 months or less) and leases of low value assets (such as personal computers and office furniture), the Group will opt to recognize a lease expense on a straight line basis as permitted by IFRS 16. As at December 31, 2018, the Group has non-cancellable operating lease commitments of EUR 5,214,496. A preliminary assessment indicates that the Group will recognize a lease liability as at January 1, 2019 of approximately EUR 5,000,000. The corresponding right of use asset will be reduced by the existing provision for onerous lease contracts and finally amount to approximately EUR 4,600,000. The impact on operating result/EBIT (Earnings before interest and taxes) is expected not to be material for the Group. Under IAS 17, all lease payments on operating leases are presented as part of cash flows from operating activities. The impact of the changes under IFRS 16 would be to increase the cash generated by operating activities and to decrease net cash used in financing activities by the same amount.

6. Significant judgements and estimates

The preparation of the financial statements in conformity with the IFRSs commits management to make certain estimates and judgements that may relate to the valuation of assets, liabilities, revenues and expenses. Actual circumstances may differ from these assumptions. Estimates and their underlying assumptions are reviewed on a regular basis. In particular, the following information was affected by significant estimates and judgements made by management:

i.	Impairment tests of assets

In accordance with the impairment policy set out in note 3.4, the smallest cash-generating units reported are subjected to an impairment test. The Group as a whole represents one single CGU.

ii.	Personnel-related provisions

The Group has various types of retirement benefit plans, including defined benefit plans. The present value of defined benefit obligations on each of these plans and the related service costs are calculated based on actuarial assumptions, which require estimates and judgments on variables, such as discount rates. The Group obtains advice from external pension actuaries with respect to the appropriateness of these actuarial assumptions including these variables. The actuarial assumptions are determined based on the best estimates and judgments made by management. However, there is a possibility that these assumptions may be affected by changes in uncertain future economic conditions, or by the publication or the amendment of related laws, which may have a material impact on the consolidated financial statements in future periods. These actuarial assumptions and related sensitivity analysis are described in Note 24 “Employee benefit obligation”.

iii.	Deferred tax assets

In assessing the realizability of deferred tax assets, the Group considers whether it is probable that a portion or all of the deferred tax assets will not be realized. When assessing the realizability of the deferred tax assets, the Group considered its performance, general economic environment, projected future taxable income, and periods available to deduct tax loss and tax credit carryforwards. The ultimate realization of deferred tax assets is dependent on whether the Group is able to generate future taxable income in specific tax jurisdictions during the periods in which temporary differences are deductible. However, the amount of deferred tax assets may be different if the Group does not realize estimated future taxable income during the carry forward periods as originally expected.

7. Risk management of financial instruments

The Group's multinational operations expose it to a variety of financial risks which include the effects of changes in foreign currency exchange rates, interest rates and liquidity risk. Interest rate risk and liquidity risk are managed by the Parent. The Group has a risk management policy in place that seeks to limit the adverse effects on financial performance by using derivative instruments, primarily forward contracts.

The financial risk management policies have not changed during the year and are summarized below.

7.1 Market risk

Market risk is defined as a risk arising from changes in present value of financial instruments, caused by volatile market conditions. Future cash flows might be impacted. Specific market risks affecting the Group are discussed in detail below.

7.1.1 Foreign currency risks

The Group is exposed to currency risks arising from sales, purchases and consolidation of subsidiaries in foreign currencies. The material risks exist in the currencies USD (US Dollar), GBP (British Pound) and BRL (Brazilian Real). Firmly contracted agreements are included in the currency exposure along with planned payments to be classified as having a high probability of occurring. Foreign currency risks with no influence on consolidated cash flows are not hedged. For instance, these are risks resulting from the translation of assets and liabilities from financial statements of consolidated foreign subsidiaries. Foreign currency risks in the field of financing result from financial liabilities and loans in foreign currency used to finance Group member companies. These transactions are not hedged. The effects of currency translation are recognised in equity in other comprehensive loss.

Volume of foreign currency items at their nominal value as at December 31, 2018:

	In EUR	In BRL	In GBP	In USD	Other	Total
Financial assets	€7,166,769	2,044,912	2,546,426	71,541	335,114	12,164,762
Financial liabilities	(19,111,483)	(51,864)	(330,848)	(270,748)	(78,789)	(19,843,732)
Net exposure	€(11,944,714)	1,993,048	2,215,578	(199,207)	256,325	(7,678,970)

IFRS 7 requires sensitivity analyses to be carried out to take account of market risks. These show what consequences hypothetical changes to relevant risk variables can have on earnings and equity. The periodic effects are determined by comparing the hypothetical changes to risk variables with the portfolio of financial instruments. It is assumed that the portfolio as at the balance sheet date is indicative for the year as a whole and that all other variables, especially interest rates, remain constant.

The table below details the impact on net loss of a 10 per cent change in all currencies against the Euro.

	Increase fx- rate by 10 per cent	Decrease fx- rate by 10 per cent
Equity effect sensitivities arising from foreign currency effects as at 31 December 2018
Brazilian Real	€221,450	(181,186)
British Pound	246,175	(201,416)
Other	11,412	(9,337)

7.1.2 Credit risks

Within the scope of its operations, the Group is exposed to the risk of default associated with customer receivables. However, this risks of default is largely mitigated due to the fact that a majority of the Group’s receivables are covered by a credit risk insurance policy. In addition, the Group regularly evaluates the creditworthiness of its customers based on their financial condition, past experience and other factors.

7.1.3 Customer concentration risk

Approximately 39 % of the total revenues and 33 % of the trade receivables as of and for the 12 months ended December 31, 2018 resulted from business with customers accounting for more than 10 % of total revenues.

Maturities of receivables as of December 31, 2018:

	Trade receivables	Allowance for doubtful accounts
Not due	€5,060,395	-
Overdue for 1 to 30 days	1,020,058	(127,774)
Overdue for 31 to 60 days	19,151	(19,151)
Overdue for more than 60 days	101,758	(101,758)
Total	€6,201,362	(248,683)

As of December 31, 2018 the Group had EUR 892,284 of overdue trade receivables, not subject to provision. These trade receivables came from long-term customers with excellent payment track records.

With regard to trade receivables which are neither overdue nor impaired, there were no indications for potential value impairment as at balance sheet date.

Activity related to the allowance for doubtful accounts for 2018 consisted of the following:

Balance as of January 1, 2018	€159,650
Currency differences	3,375
Consumption	-
Reversals	(80,570)
Additions	166,228
Balance as of December 31, 2018	€248,683

Impairment charges on doubtful debts comprise assessments and appraisals of specific receivables based on the credit status of the respective customers, current economic trends and the analysis of historic default cases. The creditworthiness of a customer is assessed according his or her payment behaviour and ability to repay debts.

Specific allowances for doubtful accounts are made if a customer is in substantial financial difficulties or there is an increased likelihood of insolvency. Expenses of this kind are booked to an allowance for doubtful account as a contra-asset. In the event of indications of a debt being uncollectible, the receivable in question is taken off the books.

7.2 Liquidity risks

As of December 31, 2018 the Group had cash and cash equivalents of EUR 6,212,082. This cash balance resulted from a working capital loan from the Group’s former shareholder received in the fourth quarter of 2018 and from the Group’s own cash flows during this period. The Group has no bank loans and, therefore, no financial covenants to meet.

The working capital loan is due for repayment in two equal payments in April and November 2019. The Group’s business and financial planning on a monthly basis for 2019 and 2020 indicates no liquidity shortage. In addition, the Group is monitoring its liquidity in a detailed 13-weeks-forecast maintained on a weekly basis.

For maturities of financial liabilities see breakdown below:

		Carrying value December 31, 2018	Contractual cash flows	Due in up to 1 year	Due in 1 to 5 years	Due in over 5 years
	Note
Related party loan	31	€4,032,603	4,032,603	4,032,603	-	-
Trade payables		2,883,041	2,883,041	2,883,041	-	-
Dividends payable	31	12,928,088	12,928,088	12,928,088	-	-
Total financial liabilities		€19,843,732	19,843,732	19,843,732	0	0

As of December 31, 2018 a profit transfer agreement between KEYMILE GmbH and Riverside KM Beteiligung GmbH is in place. In the course of 2018 EUR 13,234,143 were subject to transfer to Riverside KM Beteiligung GmbH based on this agreement, of which EUR 306,056 had been released prior to December 31, 2018. EUR 205,319 were paid out, the remaining balance was offset against other assets from Riverside KM Beteiligung GmbH and Riverside KM Finance S.a.r.l. & Co. KG.

8. Revenue

The Group primarily operates in the telecommunication industry. During 2018, the Group had revenues in the following markets:

Revenues under geographical aspects
Europe
Germany	€12,714,015
Switzerland	16,084,749
UK (United Kingdom)	6,991,973
CIS (Commonwealth of Independent States)	74,421
Poland	327,365
Europe, other countries	1,455,092
Total Europe	37,647,615
Rest of the world
Brazil	3,926,290
Africa, Middle East	320,799
Asia and Australia	329,891
South and Central America, except Brazil	552,666
Total rest of the world	5,129,646
Total revenues	€42,777,261

During 2018, revenues consisted of the following:

Revenues per category
Hardware and Software	€32,523,503
Services	10,253,758
Total revenues	€42,777,261

In the course of the MCS-transaction a two-year-contract regarding delivery of hardware and software products had been agreed. Apart from this contract there are very few other agreements in the broadband business with an original contract period of more than one year.

Service obligations from long-term contracts add up to EUR 3,648,150 as of December 31, 2018 for which fulfilment and revenue recognition is expected to be completed in 2019.

All other contracts at KEYMILE regarding delivery of hardware and software products as well as services normally have a maximum contract period of one year.

9. Classification of expenses by nature

Cost of sales, Research and development costs, Selling costs, Administrative expenses and Other expenses consisted of the following in 2018:

Raw materials, supplies and trading stock	€20,659,721
Personnel expenses	12,686,591
Amortization and depreciation	4,241,611
Other expenses	8,565,650
External products and services	639,564
Change in inventory	(202,816)
Capitalization of internally generated intangible assets	(2,237,753)
Total	€44,352,568

10. Personnel expenses by functional area

During 2018, Personnel expenses were classified by the following functional areas:

Costs of sales	€4,179,536
Research and development costs	2,962,641
Selling costs	3,649,813
Administrative expenses	1,894,601
Total	€12,686,591

11. Amortization and depreciation by functional area

During 2018, Amortization and depreciation expenses were classified in the following functional areas:

	Depreciation	Amortization
Cost of sales	€125,106	45,129
Research and development costs	80,092	2,787,064
Selling costs	71,480	969,689
Administrative expenses	64,512	98,539
Total	€341,190	3,900,421

12. Other expenses

Other expenses for the year ended December 31, 2018 consist of the following:

Restructuring expenses	€258,318
Insurance expense	226,100
Changes in assets for reinsurance policy	207,189
Patent costs	200,000
Consulting expenses	120,461
Other	51,102
Total	€1,063,170

13. Other income

Other income for the year ended December 31, 2018 consists of the following:

Transition services	€1,642,809
Other	23,154
Total	€1,665,963

The Group disposed of its MCS business in 2017 through a sale to ABB Ltd. (ABB). As part of the sale to ABB, Keymile GmbH continues to provide services to the MCS business under a transition services agreement (TSA). These services pertain primarily to back office services, including information technology support and personnel-related services.

14. Finance expenses and income

Finance expenses and income during 2018 consisted of the following:

Interest expenses from defined benefit obligation	€(224,278)
Exchange losses	(44,068)
Other	(84,947)
Total financing expenses	(353,293)
Interest income on bank balances	XX,XXX
Liquidation income	371,375
Exchange profits	174,486
Dividend income	124,935
Interest income on bank balances	90,364
Other	19,620
Total financing income	780,480
Net financial income	€427,487

15. Income Taxes

Income tax expense for the year ended December 31, 2018 consisted of the following:

Tax expense for current reporting period	€(443,790)
Deferred taxes	(48,170)
Income tax expense	€(491,960)

A reconciliation between the expected and actual income tax expense is shown below. The expected corporate income tax expense is computed by applying the German corporation tax rate (including the solidarity surcharge) and the trade tax rate on income before income taxes. The German combined statutory tax rate was 32.63 for the year ended December 31, 2018.

Profit before income tax		€518,143
Statutory tax rate in percent	%	32.63
Expected income tax expense		(169,070)
Effects of different tax rates within the Group		(108,196)
Non-deductible expenses		(276,530)
Transfer of taxable profit to the head of the German Tax Group		(328,497)
Other		390,333
Income tax expense		€(491,960)
Effective tax rate in percent	%	94,95

Deferred income tax assets and liabilities recognized in the consolidated balance sheet for the year ended December 31, 2018 are presented below:

Deferred tax assets
Property, plant and equipment	€11,095
Inventories and trade receivables	173,458
Loss carry forwards	11,047
Pension obligations	973,490
Financial liabilities	126,782
Liabilities and accruals	295,980
Total deferred tax assets	1,591,852
Deferred tax liabilities
Property, plant and equipment	1,062
Intangible assets	1,106,363
Inventories and trade receivables	326,384
Liabilities and accruals	46,093
Total deferred tax liabilities	1,479,902
Net deferred tax assets	€111,950

Deferred tax assets of EUR 1,591,852, EUR 480,485, can be realized within 12 months; EUR 2,565,335 can be realized after 12 months.

Deferred tax liabilities of EUR 1,479,902, EUR 372,477, can be realized within 12 months. EUR 2,561,393 can be realized after 12 months.

Deferred tax assets in the amount of EUR 2,989,979 on deductible temporary differences of EUR 9,419,448 in the Group were revalued due to impairment. These temporary differences will not expire in future years. As of December 31, 2018, the Group had tax loss carryforwards of EUR 58,142 available.

In 2015, KEYMILE GmbH merged with Riverside KM Verwaltung GmbH, Vienna, Austria (Austria KM). As part of the merger, KEYMILE GmbH inherited certain intangible assets from KM Austria, including the KEYMILE tradename. In the event KEYMILE GmbH disposes of these assets prior to January 1, 2026, it would trigger a tax liability to the Austria government. As of December 31, 2018, this contingent liability was EUR 3,817,750. If the intangible assets remain within the group for at least ten years from the date of merger, the tax liability will likely not be enforced. The Group does not recognize a liability for this contingency, because it expects to retain the intangible asset beyond 2025.

16. Property, plant and equipment

At December 31, 2018, the acquisition and manufacturing costs and accumulated depreciation of property, plant and equipment consisted of the following:

	Buildings	Technical equipment and machinery	Other equipment, furniture and fixture	Assets under construction	Total
Cost:
Balance as of January 1, 2018	€285,723	723,768	3,505,111	29,970	4,544,572
Additions	-	94,065	128,698	39,324	262,087
Disposals	-	-	(528,546)	-	(528,546)
Reclassifications	-	(199,948)	199,948	-	-
Foreign exchange adjustments	-	-	(45,440)	-	(45,440)
Balance as of December 31, 2018	285,723	617,885	3,259,771	69,294	4,232,673

Accumulated depreciation:
Balance as of January 1, 2018	(184,109)	(520,204)	(2,992,903)	-	(3,697,216)
Depreciation charge for the year	(27,623)	(78,239)	(213,574)	-	(319,436)
Impairment charge for the year	-	-	(21,754)	-	(21,754)
Derecognitions and disposals	-	-	502,567	-	502,567
Reclassifications	-	127,581	(127,581)	-	-
Foreign exchange adjustments	-	-	32,876	-	32,876
Balance as of December 31, 2018	(211,732)	(470,862)	(2,820,369)	-	(3,502,963)
Carrying amount at December 31, 2018	€73,991	147,023	439,402	69,294	729,710

17. Intangible assets

At December 31, 2018, the acquisition or manufacturing costs and the accumulated amortization of intangible assets and goodwill consisted of the following:

	Patents, trademarks and other rights	Customer relations	Intellectual property rights	Capitalized technologies	Development activities	Goodwill	Total

Cost:
Balance as of January 1, 2018	€2,573,435	9,300,000	5,400,000	10,950,000	8,560,229	22,842,000	59,625,664
Additions	96,286	-	-	-	2,237,753	-	2,334,039
Derecognitions and disposals	(32,188)	-	-	-	-	-	(32,188)
Foreign exchange adjustments	(119)	-	-	-	-	-	(119)
Balance as of December 31, 2018	2,637,414	9,300,000	5,400,000	10,950,000	10,797,982	22,842,000	61,927,396

Accumulated amortization:
Balance as of January 1, 2018	(2,278,930)	(8,466,642)	(822,954)	(9,487,500)	(6,181,825)	(22,842,000)	(50,079,851)
Amortization charge for the year	(259,118)	(833,358)	(133,452)	(1,194,064)	(1,480,429)	-	(3,900,421)
Derecognitions and disposals	28,574	-	-	-	-	-	28,574
Foreign exchange adjustments	14	-	-	-	-	-	14
Balance as of December 31, 2018	(2,509,460)	(9,300,000)	(956,406)	(10,681,564)	(7,662,254)	(22,842,000)	(53,951,684)

Carrying amount at December 31, 2018	€127,954	0	4,443,594	268,436	3,135,728	0	7,975,712

17.1 Tradename impairment test

The KEYMILE tradename represents an intangible asset with a value of EUR 2,900,000 and an indefinite useful life. The Group plans to continue use of the tradename indefinitely and it sees no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the Group. The Group assessed the KEYMILE tradename for impairment as of December 31, 2018. The recoverable amount used in the impairment assessment was based on the selling price of the Group as part of the sale to Dasan Zhone. Based on this assessment, the Group determined that the asset was not impaired as of December 31, 2018 and it continued to have an indefinite useful life.

18. Non-current other financial assets

Other financial assets consists of a reinsurance policy amounting to EUR 3,086,072. The reinsurance policy covers the pension liabilities existing at KEYMILE GmbH, Hannover, Germany and is recorded at fair value. See Note 24 – “Employee Benefit Obligation” for further details.

19. Other assets

Other non-current assets as of December 31, 2018 consists of a EUR 142,317 import sales tax receivable.

Other assets classified as current assets on the balance sheet as of December 31, 2018 consist of the following:

Advance payments	€275,328
Prepaid expenses	102,865
Other taxes	166,635
Other	89,037
Total	€633,865

20. Inventories

At December 31, 2018, inventories consisted of the following:

Raw materials, supplies and consumables	€3,267,277
Finished goods and merchandise	4,385,471
Work in progress	471,739
Total	€8,124,487

In the reporting year the cost of materials included in cost of sales totalled EUR 20,456,905.

21. Trade receivables

As of December 31, 2018, Trade receivables, net consisted of the following:

Trade receivables, gross	€6,201,362
Less: allowance for doubtful accounts	(248,683)
Total	€5,952,679

The carrying amount of trade receivables is commensurate with their fair value, taking customer specific allowance for doubtful accounts into account.

The value of foreign currency items at their nominal value as of December 31, 2018 is as follows:

Euro	€2,734,932
Swiss Franc	163,494
Brazilian Real	1,120,655
British Pound	1,766,486
US Dollar	54,692
Polish Złoty	112,420
Total	€5,952,679

22. Cash and cash equivalents

On December 31, 2018, cash and cash equivalents totaled EUR 6,212,082. The Group had EUR 58,693 of restricted cash as of December 31, 2018.

23. Equity

23.1 Changes in equity

The share capital of KEYMILE GmbH, Hannover is EUR 25,000.

During 2018, the Group released EUR 50,175,000 of the additional paid in capital to its shareholders. See Note 31 “Related Party Transactions-Release of additional paid in capital” for more information.

During 2018, the Group authorized total dividends of EUR 13,234,143, of which EUR 306,055 was prior to December 31, 2018. For further information, see Note 31 “Related Party Transactions- Transactions from regular business activities”.

23.2 Accumulated other comprehensive loss

Accumulated other comprehensive loss consists of the following as of December 31, 2018:

Revaluation of pension reserves
Aggregated actuarial losses from pension obligation	€(5,128,667)
Tax effect from aggregated actuarial losses	1,635,812
Remeasurements of post-employment benefit obligations	(3,492,855)

Exchange differences on translation of foreign operations	(4,384,328)
Accumulated other comprehensive loss	€(7,877,183)

24. Employee benefit obligation

The Group offers two defined benefit pension plans through its KEYMILE GmbH, Hannover and KEYMILE Networks GmbH, Hannover subsidiaries.

KEYMILE GmbH, Hannover offers pension benefits to employees under the BAV-Richtlinien der betrieblichen Altersversorgung, (general plan) and GHH-Richtlinien (individual plan) plans. The plans, which were initiated on December 18, 1991, cover the employees of KEYMILE GmbH and their surviving dependents. These benefits were promised upon employees either reaching retirement age or becoming disabled. Benefits paid are dependant on each employee’s years of service and annual earnings. Based on a bargaining agreement dated September 18, 2003, frozen as of December 31, 2003. Employees employed after September 18, 2003 do not receive any post-employment benefits, per the bargaining agreements from 1991 or 2003. Post-employment benefits, including changes in benefits related to salary increases, were frozen for plan participants as part of the 2003 bargaining agreement.

KEYMILE Networks GmbH, Hannover also offers pension benefits to its employees on under three separate agreements (Company pension scheme, transition to capital account scheme RBI, payment principles for capital account scheme), each dated November 18, 1998. It is a modular benefit plan, offering plan participants a selection of benefit packages. As of December 31, 2018, the plan had 29 participants and a defined benefit obligation of approximately €3,549,000.

24.1 Financing

In order to finance the Group’s pension obligations a reinsurance policy has been established. The fair value of the reinsurance policy is EUR 3,086,072 as of December 31, 2018, which is classified as Other financial assets (non-current).

24.2 Employee benefit obligation

The Group’s employee benefit obligation under the defined benefit plans, which is classified as non-current, is EUR 14,143,781 as of December 31, 2018. Pension expenses amounted to EUR 224,278 for the year ended December 31, 2018 and consisted entirely of interest expense. The Company classifies interest expense as Finance expenses on the consolidated statement of comprehensive loss. Actuarial gains and losses associated with the defined benefit plans, which the Company classifies as other comprehensive loss, consist of the following for 2018:

Change in financial assumptions	€214,644
Change in demographic assumptions	(221,795)
Change in experience-related assumptions	(17,473)
Actuarial profit on plan assets	-
Total actuarial loss	€(24,624)

The following table shows the changes in benefit obligations for the year ended December 31, 2018.

Defined benefit obligation (DBO) as of January 1, 2018	€14,254,289
Interest expense	224,278
Actuarial gains and losses	24,624
Benefits paid	(370,410)
Defined benefit obligation as of December 31, 2018	€14,132,781

24.4 Actuarial assumptions

The following basic actuarial assumptions were made in determining the benefit obligation as of December 31, 2018:

Discount rate	1.70%
Salary trend Germany	/
Rate of pension increase	1.70%
Retirement age	62 - 64 years

The weighted duration of the obligations amounts to 16 years.

24.5 Sensitivity analysis

Increases and decreases in principal actuarial assumptions would affect the pension liability as of December 31, 2018 as follows:

	Change	Impact on Obligation
Actuarial assumption		Increase	Decrease
Discount rate	1.00 per cent	€(1,896,496)	€2,395,372
Rate of pension increase	0.25 per cent	446,677	(426,193)
Longevity	1 year	€504,609	(499,733)

The sensitivities are based on the change of one assumption, whereas other variables remain unchanged in each case. It should be noted in this context that there may be correlations between the individual assumptions. No adjustments were made with regard to the evaluation method. The same methods were used, to calculate the pension obligations. Pension obligations are determined by using the projected unit credit method.

25. Related party loan

As of December 31, 2018, the Group reported Related party loan, including accumulated interest, of  EUR 4,032,603. The loan is scheduled for repayment in two equal instalments in April and November 2019 including accumulated interest.

26. Provisions

26.1 Provision schedule

	Warranties & guarantees	Restructuring	Other	Total provisions, current	Other provisions, non-current

As of January 1, 2018	€199,010	787,178	621	986,809	69,762
Additions	15,510	144,000	382,388	541,898	-
Releases	-	(1,530)	-	(1,530)	30,305
Consumptions	(13,710)	(785,648)	(1,041)	(800,399)	-
As of December 31, 2018	€200,810	144,000	381,968	726,778	100,067

26.2 Provisions for warranties and guarantees

The KEYMILE Group guarantees for its products and services within the framework of ordinary legal regulations. Other than that, KEYMILE does not offer any exclusive or extended warranties. Based on historic track records, accruals for warranties and guarantees are calculated and set aside on an ongoing and regular basis.

26.3 Restructuring

The Group had a restructuring provision of EUR 787,178 as of December 31, 2017, which it almost entirely consumed in 2018. The restructuring charges mainly covered outstanding personnel expenses for settlements from severance plans related to the Group’s restructuring programme successfully completed in 2017.

26.4 Other provisions, current

The Other provisions, current balance consists primarily of an onerous lease contract on a leased building. The onerous lease contract expires in 2024.

27. Contract liabilities

The contract liabilities contain KEYMILE’s obligation to transfer goods or services to a customer from which the Group has already received consideration. Previously, these amounts have been disclosed as advance payments received and deferred income. As of January 1, 2018 the contract liabilities amounted to EUR 490,123, and have been recognised in revenue in 2018. The reduction to the balance sheet date amount of EUR 318,214 is purely due to less advance received before the balance sheet date.

28. Other liabilities, current

Other liabilities classified as current as of December 31, 2018 consist of the following:

Accrued management bonuses and severance payments	€827,459
Payables due to tax authorities	584,366
Accrued legal, audit and consulting expenses	361,749
Holiday accrual	280,641
Other liabilities and accruals	151,228
Statutory archiving accrual	101,300
Personnel-related accrual for extra payments, Christmas and overtime	44,265
Payables due to social security	43,942
Accrual for outstanding invoices	25,826
Total	€2,420,776

29. Financial instruments

December 31, 2018
Financial assets at amortized cost
Trade receivables, net	€5,952,679
Cash and cash equivalents	6,212,082
Total financial assets	€12,164,761

The carrying amount of the current financial assets is commensurate with their fair value.

December 31, 2018
Financial liabilities at amortized cost
Financial liabilities (excluding trade payables)	€16,960,691
Trade payables	2,883,041
Total financial liabilities	€19,843,732

The carrying amount of the current financial liabilities corresponds to their fair value.

Net profits/losses recorded in the statement of comprehensive loss for 2018 are as follows:

Loans and receivables	€(114,623)
Financial liabilities at carrying amount	(290,014)

Financial liabilities in the reporting year developed as follows:

	Shareholder loan (non-current)	Shareholder loan (curent)	Related party loan (non-current)

As of January 1, 2018	€12,129,058	-	7,398,593
Proceeds from borrowings	-	4,000,000	-
Repayments	(12,129,058)	-	(7,398,593)
Increase due to interests	-	32,603	-
As of December 31, 2018	€-	4,032,603	-

30. Contingent liabilities and other financial obligations

As of December 31, 2018, the Group has guarantees and other commitments  in the amount of EUR 323,075. Outside of the leases described below, none of these commitments are material and none of these contingent liabilities had turned into actual liabilities as of December 31, 2018. Management assumes that this will also be the case for the future.

30.2 Other obligations

On December 31, 2018, the following obligations existed from rent and lease agreements.

	within the following year	from one to five years	more than five years
Operating leases under IAS 17	€1,199,728	3,357,859	656,909

In the financial year, lease payments amounting to EUR 198,016 were recorded under operating expenses. The parent company, KEYMILE GmbH, Hannover, and its subsidiary KEYMILE Ltd., Hertford, UK, leased cars (EUR 37,766) and machinery (EUR 160,250). In 2018 the Group spent EUR 1,131,465 for rented buildings.

31. Related party transactions

All transactions with related parties took place under conditions similar to normal market conditions

1)Transactions from regular business activities

During 2018, the following related party transactions from regular business activities occurred, which were transferred into the profit transfer agreement account as of December 31, 2018. See section 5 “Settlement of Payables and Receivables to/from Shareholder” for more information.

	Related Parties as of Balance Sheet Date 2018
BS / IS	Riverside KM	KEYMILE	KEYMILE	KEYMILE	Total
Position	Beteiligung	Asia PTE LTE,	LLC	Kft.	Related
	GmbH	Singapore	Russia	HUNGARY	Parties
Trade receivable	€21,970	-	-	-	21,970
Dividends payable[1]	12,928,088	-	-	-	12,928,088
Related party loan[2]	4,032,603	-	-	-	4,032,603

Related Parties P&L Transactions 2018
Interest income	€6,596	-	-	-	6,596
Gains from Liquidation	-	14,536	-	371,375	385,911
Losses from Liquidation	-	(33,747)	-	-	(33,747)
Interest expense	(33,216)	-	-	-	(33,216)
Dividend income	-	-	60,584	64,361	124,945
P&L transfer agreements[3]	(13,234,143)	-	-	-	(13,234,143)

(1)	This balance represents a dividend due to shareholder as calculated in section 5 of this Note.
(2)	This balance represents the working capital facility and accumulated interest as described in section 6 of this Note.
(3)

This P&L transfer agreement is based on an underlying agreement between Riverside KM Beteiligung GmbH and Keymile GmbH in order to transfer the statutory profit from the standalone Keymile GmbH to Riverside. This profit largely consists of a dividend from Keymile Brazil and Keymile UK of nearly €11 million, the rest is due to operating performance of the standalone entity.

2)M&A-related transactions

KEYMILE GmbH sold 100 percent of its shares in KEYMILE LLC, Moscow, Russia to Riverside KM Beteiligung GmbH. Sales agreement was signed in Moscow on November 22, 2018. The agreed price for the shares was at EUR 39,300.

3)Repayment of Related party loan and interest

On January 30 and February 2, 2018, the following loan repayments to Related party were made:

Lender	Loan	Interest	Total
REF IV Luxembourg Sarl	€4,666,900	3,419,543	8,086,443
Halder GIMV Germany II GmbH & Co kG	2,223,200	1,630,618	3,853,818
CAP4CAP VL 7 Administration GmbH	109,900	80,526	190,426
Total	€7,000,000	5,130,687	12,130,687

4) Distribution of additional paid-in capital

Based on corresponding agreements and shareholder resolutions the following transactions were made to fully release EUR 50,175,000 worth of additional paid-in capital at KEYMILE GmbH to Riverside KM Beteiligung GmbH.

Transfer of cash	€30,875,411
Transfer of escrow account receivable from ABB to shareholder (see section 7 below)	15,000,000
Convert to shareholder loan payable (see Note 25)	€4,000,000
Forgive net receivables balance from shareholder	240,000
Forgive interest receivable from shareholder	19,579
Forgive corporate tax and solidarity surcharge refund due from shareholder	40,010
Total offset against APIC	€50,175,000

5)Settlement of Payables and Receivables to/ from Shareholder

Based on corresponding agreements and shareholder resolutions, the following transactions were made:

Dividends payable as of January 1, 2018	€80,736,272
Cash transactions
Repayment of borrowings (including interest) on loans payable to shareholder	(5,858,740)
Payment of dividends	(3,529,719)
Non cash transactions
Transfer of 2017 loan receivable balance with shareholder	(71,828,800)
Transfer of 2017 net receivables balance with shareholder	(1,418,835)
Transfer of 2017 net interest receivable with shareholder	1,593,767
2018 activity based on P&L transfer agreement	13,234,143
Dividends payable as of December 31, 2018	€12,928,088

6)Working Capital Facility of 4,000,000 EUR - Loan to KEYMILE Group

Effective October 1, 2018, Riverside KM Beteiligung GmbH provided a EUR 4,000,000 working capital facility to the KEYMILE Group (refer to (1)).

The loan is scheduled for repayment in two equal instalments in April and November 2019.

Interest rate for this loan is at 3.5 percent, accrued interest is due for payment together with each instalment.

7)Other: Assignment of receivables and transfer of price reduction benefits

Based on an assignment agreement dated July 5, 2018, ABB - the buyer of the MCS business -transferred receivables from Telekom companies worth CHF 303,401 to KEYMILE GmbH, along with a resulting purchase price reduction for the MCS business in the amount of EUR 467,907.

In the coursed of the negotiations with DZS Group, Riverside KM Beteiligung had taken over the obligations from the purchase price reduction agreement as well as the benefits from the TELEKOM companies transferred.

Both regulations will not have any future impact on the KEYMILE Group in its new structure as a member of the DZS Group.

8)Compensation of Key Management Personnel

The renumeration of key management personnel during the fiscal year 2018 was as follows:

Salaries	€251,677
Other short-term benefits	137,811

In September 2017, KEYMILE's parent, Riverside KM Beteiligung GmbH, entered into a share-based-payment-agreement entitling the Managing Director of KEYMILE GmbH to a bonus payment after a successful sale of KEYMILE. As the bonus payment is based on the selling price of KEYMILE that agreement must be treated as an equity-settled-plan according to IFRS 2. The approximate value of the equity based award is EUR 26,000.

In January 2019, after completion of the sale and purchase agreement with the DZS Group, Riverside KM Beteiligung GmbH, paid an extraordinary management bonus of EUR 300,000 to the Managing Director, to reward his work and performance during the M&A process.

32. Subsequent events

The profit transfer agreement between Riverside KM Beteiligung GmbH, Hannover and KEYMILE GmbH, Hannover, dated December 5, 2011, was terminated by extraordinary notice of dismissal on January 3, 2019. Termination was registered at local court Hannover under HRB 193450.

The sale and purchase agreement regarding the KEYMILE Group was completed on January 3, 2019 and a dividend payable of EUR 12,928,088 shall be transferred to DASAN Zhone Solutions, Inc.

On February 15, 2019 KEYMILE gave a EUR 3,000,000 short-term loan to DASAN Zhone Solutions, Inc. which is due for repayment on March 25, 2019. The agreed interest rate is at 3.0 percent p.a.

The Group historically relied on Riverside KM Beteiligung, its former parent, to provide short-term financing and working capital support. The Group is required to repay a EUR 4.0 million loan to its former parent in two equal instalments in April and November 2019. Subsequent to its acquisition of the group, DZS Group entered into a legally binding commitment to provide the Group with liquidity to meet its current and future obligations through a minimum period ending December 31, 2020.